                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                               THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              --------------
                                                              1998     1997
                                                              -----    -----
Net income..................................................  $  75    $  76
Add:
     Interest...............................................     56       45
     Portion of rentals representative of interest factor...     13       13
     Preferred stock dividend requirements of majority-owned
      subsidiaries..........................................      7        5
     Income tax expense and other taxes on income...........     47       33
     Amortization of interest capitalized...................      1        1
     Undistributed (earnings) losses of affiliated companies
      in which less than a 50% voting interest is owned.....     --       (1)
                                                              -----    -----
          Earnings as defined...............................  $ 199    $ 172
                                                              =====    =====
Interest....................................................  $  56    $  45
Interest capitalized........................................     --        1
Portion of rentals representative of interest factor........     13       13
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................     11        7
                                                              -----    -----
          Fixed charges as defined..........................  $  80    $  66
                                                              =====    =====
Ratio of earnings to fixed charges..........................   2.49     2.61
                                                              =====    =====